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Exhibit (10)(s)

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS AS OF
JANUARY 23, 2007

The following summarizes the current compensation and benefits received by the Company's non-employee directors as of January 23, 2007. This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Retainer and Meetings Fees

The Board of Directors of Rollins, Inc. ("the Company"), the Board of Directors has approved effective January 1, 2007, the following fee schedule for the Board of Directors of Rollins, Inc. and all Committees of the Board of Directors of Rollins, Inc.:

Board of Directors'
Quarterly Retainer:	$5,000 per quarter to each non-employee Director
Board Meeting Attended:	$1,250 per meeting attended
Audit Committee
Chairman:	$3,500 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$2,250 per Audit Committee meeting
Telephonic Meeting:	$1,250 per Audit Committee telephonic meeting
Compensation Committee
Chairman:	$2,000 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,250 per Compensation Committee meeting
Nominating/Governance Committee
Chairman:	$1,250 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,250 per Nominating/Governance Committee meeting
Diversity Committee
Chairman:	$1,250 per quarter to the Committee Chairman (in addition to the per meeting fee)
Per Meeting Fee:	$1,250 per Diversity Committee meeting

The above Committee fees are in addition to the fees otherwise payable to directors for service on the Board of Directors of the Company.

Equity Compensation

Under the terms of the Company's 1998 Stock Incentive Plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. However, the Company does not make any such awards to non-employee directors under its current compensation practices.

All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.

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SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS AS OF JANUARY 23, 2007